Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright Senior Director, Investor Relations 949/585-4509 dswright@epicor.com

Cirrus Logic Co-Founder and Current Chairman Joins Epicor Board of Directors

Michael L. Hackworth Brings Strong Management and Entrepreneurial Expertise in

Large, High Growth Technology and Intellectual Property Companies

IRVINE, Calif., December 3, 2007 — Epicor® Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today announced the appointment of Michael L. Hackworth to the Company’s Board of Directors, following its board meeting on November 29, 2007. With the appointment, the company has increased the size of its board to six directors.

Mr. Hackworth most recently served from June 2002 to April 2007 as chairman and CEO of Tymphany Corporation, a private audio transducer manufacturing company he co-founded. He continues as chairman of Tymphany and also currently serves as “Advisor to Entrepreneurs,” assisting early stage management teams with strategy and financing, a role he has played since 1999. Mr. Hackworth also currently Chairs the board of publicly traded Cirrus Logic Inc. and serves on the board of publicly traded Virage Logic Corp. Prior to becoming chairman of publicly traded Cirrus Logic in April 1999, Mr. Hackworth served as president and chief executive officer of the Company since its founding in January 1985. Under his leadership, Cirrus Logic grew from a start-up venture to become a major supplier of advanced integrated circuits. With nearly 600 percent revenue growth over the 1992 to 1996 period, the company was one of the fastest in the semiconductor business to reach $1 billion in annual sales. Before joining Cirrus Logic, Mr. Hackworth spent 18 years serving in positions of ever-increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola and Fairchild Semiconductor.

“We are excited and extremely pleased to bring Mike’s long history of successful innovation and experience with high growth technology companies to Epicor,” said Epicor Chairman and CEO George Klaus. “Epicor is focused on driving profitable growth across all

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Hackworth Joins Epicor Board

lines of our business and we believe Mike’s insight, perspective and experience will be invaluable in helping to guide Epicor in the years ahead.”

“Over the past several years, Epicor has demonstrated consistently strong top and bottom line growth while ensuring that it is actively embracing new technologies into its software solutions,” said Mr. Hackworth. “I am looking forward to working with George, his executive team and the other members of Epicor’s distinguished board in supporting the company’s continued profitable growth trajectory.”

Mr. Hackworth holds a Bachelor of Science degree in engineering from Santa Clara University. Among several industry and leadership awards received by Mr. Hackworth were his recognition by Ernst & Young in 1990 as the Semiconductor Entrepreneur of the Year and his receipt in 2001 of the third annual Dr. Morris Chang Exemplary Leadership Award presented by the Fabless Semiconductor Association (FSA).

Mr. Hackworth is or has been active in several charitable and community activities, including the University of Santa Clara Engineering Advisory Board, The Markkula Center for Applied Ethics at the University of Santa Clara, The Tech Museum of Innovation, Junior Achievement Santa Clara County, the Montalvo Association, PACT and the PACT Small Schools Project in East San Jose, and Cultural Initiatives Silicon Valley. A native of Silicon Valley, Mr. Hackworth resides in Saratoga, California with his wife, Joan, who is also an active volunteer in community programs.

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today's business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.